Evergreen Growth Fund Annual Report as of September 30, 2002

table of contents
1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
13	SCHEDULE OF INVESTMENTS
19	STATEMENT OF ASSETS AND LIABILITIES
20	STATEMENT OF OPERATIONS
21	STATEMENT OF CHANGES IN NET ASSETS
22	NOTES TO FINANCIAL STATEMENTS
26	INDEPENDENT AUDITORS’ REPORT

This annual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

November 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder,

We are pleased to provide the annual report for the Evergreen Growth Fund, which covers the 12-month period ended September 30, 2002.

Market analysis

The past 12-month period has arguably been one of the most difficult periods in the history of the equity markets. Investors have been confronted with terrorism, a slowing economy, weak earnings, accounting scandals, and the possibility of war with Iraq. In attempting to deal with each of these obstacles, the equity markets have alternately plunged and surged.

The first challenge for equity investors over the past year was the aftermath of September 11. After a significant sell-off, the equity markets soared in the fourth quarter of 2001. Low rates, mild inflation and purchase incentives propelled consumption higher, while signs of an economic rebound improved investor confidence. Solid gains, though, were quickly put into question as Enron’s financial irregularities emerged. At first, it appeared the accounting problems at Enron and its auditor, Arthur Andersen, would just be an isolated incident. But as details surfaced, and other instances of corporate misdeeds arose, investors were soon glued to their televisions watching Congressional hearings. Investor confidence fell, and the markets lost momentum.

Signs of economic strength, however, were very evident in early 2002. Improved activity was seen in manufacturing, and retail sales continued to surprise on the upside. In addition, the U.S. appeared to have attained initial success in the war against terror, as the Taliban was ousted from control in Afghanistan. All of these positives were soon lost on investors as the second quarter witnessed a stark slowdown in economic growth and the accounting scandals widened with WorldCom’s announcement of more than $3 billion in erroneous accounting. This proved to

LETTER TO SHAREHOLDERS continued

ultimately break the spirit of investors, who began to question the veracity of all management teams throughout corporate America. As a result, performance in July was exceptionally poor, as disappointing second quarter economic statistics were accompanied by little momentum in corporate earnings. In Washington, President Bush signed the Sarbanes-Oxley Act of 2002, which among other things, required corporate CEOs and CFOs to attest to the accuracy of their financial statements on a quarterly basis. We believe this will prove to be a monumental initial step in improving investor confidence going forward.

Fears of terrorism and escalating tensions with Iraq, however, soon overwhelmed corporate credibility as the major enemies of the equity markets. Drastically reduced earnings expectations compounded investors’ fears, and by the close of the third quarter, each of the major market indexes lost more than 15% during the quarter.

We continue to project a moderate economic recovery, with gross domestic product (GDP) growth in the range of 3% through next year. Accompanying this level of growth could be continued low inflation and a Federal Reserve Board that could remain accommodating into early 2003. Moreover, this pace of recovery will likely provide investors with a return to more “normal” levels of profitability for U.S. corporations. We believe operating earnings for companies in the Standard & Poor’s 500 Index should increase in the range of 7% into next year, representing a return to historical trend rates of growth. These earnings per share (EPS) gains should be led by moderate improvement in demand, major cost cutting programs during the recession, and solid levels of productivity growth. The integrity of earnings should also be much improved.

Given this scenario, we encourage investors to remain fully diversified according to investment styles and asset classes. Proper asset allocation has proven over time to be the most successful strategy in order to participate in gains while minimizing risk. These times are challenging, and we believe the best way to position portfolios is to maintain their long-term investment strategies, paying particular attention to the investor’s time horizon. As the financial markets become more

LETTER TO SHAREHOLDERS continued

comfortable with the fundamentals of the moderate recovery, and geopolitical risks begin to subside, we believe disciplined, long-term investors will potentially be rewarded for their patience.

Diversification remains important

An environment like the past 12 months offers many reasons for building and maintaining a diversified portfolio, rather than trying to make investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) could be an appropriate tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

* A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

FUND AT A GLANCE

as of September 30, 2002

“As we look ahead, we believe it is important to focus on valuations and more normalized earnings trends. We anticipate that earnings of our companies will grow over the next 12 months.”

MANAGEMENT TEAM

Theodore W. Price, CFA
Small Cap Growth Team Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 4/15/1985
	Class A	Class B	Class C	Class I
Class Inception Date	6/5/1995	10/18/1999	4/15/1985	11/19/1997

Average Annual Returns*

1 year with sales charge	-18.63%	-18.55%	-16.07%	N/A

1 year w/o sales charge	-13.68%	-14.26%	-14.36%	-13.44%

5 year	-4.60%	-4.39%	-4.18%	-3.28%

10 year	7.81%	7.87%	7.85%	8.24%

Maximum Sales Charge	5.75%	5.00%	2.00%	N/A
	Front-End	CDSC	CDSC

*Adjusted for maximum applicable sales charge, unless noted.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Classes A, B and I prior to their inception is based on the performance of Class C, the original class offered. The historical returns for Classes A and I have not been adjusted to reflect the effect of each class’ 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Classes A and I would have been higher.

2 Source: 2002 Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The equity Style Box placement is based on a fund’s price-to-earnings and price-to-book ratio relative to the S&P 500, as well as the size of the companies in which it invests, or median market capitalization.

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen Growth Fund Class A shares,1 versus a similar investment in the Russell 2000 Growth Index (Russell 2000 Growth) and the Consumer Price Index (CPI).

The Russell 2000 Growth is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure.

All data is as of September 30, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class A shares had a total return of -13.68% for the 12-month period ended September 30, 2002, excluding any applicable sales charges. During the same period, the Russell 2000 Growth Index (Russell 2000 Growth) returned -18.16%, while the median return of the funds in Lipper’s small cap growth category was -16.91%. Lipper Inc. is an independent monitor of mutual fund performance.

What was the investment environment like during the 12-month period?

Early in the period, it appeared that economic growth was improving. Consumer spending was particularly strong and early cyclical companies, which tend to be leaders during economic recoveries, indicated a pickup in business. In the latter part of the period, however, economic data was mixed and economic growth began to slow. In this environment, investors sold their shares and stocks declined significantly. During the fiscal year, there were brief periods when growth stocks began to gain strength. These short-term rallies, however, gave way to a downward trend. For the 12-month period, growth stocks lost significant ground.

PORTFOLIO CHARACTERISTICS
(as of 9/30/2002)

Total Net Assets	$400,321,349

Number of Holdings	144

Beta	1.24

R-squared	0.51

P/E Ratio	19.8x

What strategies did you use in managing the fund?

In an environment in which stock prices were generally falling, underweighting certain areas relative to the fund’s benchmark, the Russell 2000 Growth, aided performance. This strategy was particularly helpful in the biotechnology and medical devices areas, which both performed poorly.

We had relatively good returns from consumer cyclical stocks, as consumer spending remained relatively strong. Michaels Stores, the arts and crafts superstore, was the fund’s best performer with a more than 20% gain; and Williams Sonoma, a kitchen products company, also did well. Holdings in Mohawk Industries and Furniture Brands outperformed the benchmark.

Among consumer staples stocks, which tend to perform well in any economic environment, various food distributors aided results. In the restaurant area, mid-priced restaurants, such as Applebee’s and Rare, benefited the fund. We were rewarded for doubling the healthcare position versus the benchmark, as drug distributors such as Henry Schein and Priority Healthcare Company generated positive returns.

In the information technology area, certain companies that focus on defense had positive performance. As a result, government contractors CACI International and Anteon aided results. Because advertising revenues rose over the fiscal year, select broadcast companies performed relatively well. The fund’s investments in Radio One and Cumulus helped performance.

PORTFOLIO MANAGER INTERVIEW continued

TOP 5 SECTORS
(as a percentage of 9/30/2002 net assets)

Information Technology	18.5%

Health Care	18.1%

Consumer Discretionary	16.2%

Industrials	15.2%

Financials	11.8%

What were the biggest detractors from performance?

Transportation stocks were a drag on performance. We believe that certain stocks in this sector were unfairly punished by investors, as regional airlines, which have reported consistently good revenue and earnings growth, were affected by the difficulties some of the larger airlines have had. Regional airlines are experiencing robust demand and many have plans for expansion. We expect the performance of these stocks to improve. The fund’s trucking stocks also held back performance because business slowed as consumer demand weakened.

Early in the period we believed there would be a rebound in the technology sector, and we overweighted the fund in semiconductor companies. This overweighting detracted from performance because the technology capital-spending recovery did not materialize and is not likely to occur until sometime in 2003. We ended the period with an underweighting in technology. We were also underweighted in the banking sector, which outperformed the market, and overweighted in insurance companies that underperformed despite good earnings.

TOP 10 HOLDINGS
(as a percentage of 9/30/2002 net assets)

Markel Corp.	1.8%

Exar Corp.	1.4%

Parlex Corp.	1.3%

Investors Financial Services Corp.	1.3%

Sandisk Corp.	1.3%

Alabama National BanCorp.	1.3%

Accredo Health, Inc.	1.3%

Waste Connections, Inc.	1.2%

HCC Insurance Holdings, Inc.	1.2%

Engineered Support Systems, Inc.	1.2%

What is your outlook over the next 12 months?

As we look ahead, we believe it is important to focus on valuations and more normalized earnings trends. We anticipate that earnings of our companies will grow over the next 12 months. We think that the market is overly pessimistic in that it is possible that earnings could exceed current lowered estimates. The market should react favorably to positive earnings surprises.

We believe that most market participants are anticipating weaker consumer spending. Nevertheless, selected consumer companies should potentially do well. We believe defense and industrial companies will perform well as, in our opinion, demand for their products should continue. Inventories at most companies are very low, and supplies will have to be replenished even if demand continues only at present levels. A build-up of inventories could be particularly beneficial to transportation companies. Declines in

PORTFOLIO MANAGER INTERVIEW continued

natural gas supplies, even in the face of diminished demand from slower economic growth, should lead to a growing need to produce more energy. An increase in energy production would benefit service and exploration companies. Finally, there has been a dearth of capital spending on technology for more than three years. We believe capital spending could pick up sometime in 2003, and we will be looking for pockets of strength within the technology sector.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,
	2002[1]	2001	2000	1999	1998
CLASS A2
Net asset value, beginning of period	$12.35	$25.11	$15.99	$14.60	$19.94
Income from investment operations
Net investment loss	-0.13	-0.23	-0.20	-0.12	-0.12
Net realized and unrealized gains or losses on securities	-1.56	-6.84	10.19	2.07	-4.03
Total from investment operations	-1.69	-7.07	9.99	1.95	-4.15

Distributions to shareholders from
Net realized gains	0	-5.69	-0.87	-0.56	-1.19

Net asset value, end of period	$10.66	$12.35	$25.11	$15.99	$14.60
Total return[3]	-13.68%	-33.68%	65.01%	13.90%	-22.08%
Ratios and supplemental data
Net assets, end of period (thousands)	$49,793	$64,885	$114,248	$92,229	$77,720
Ratios to average net assets
Expenses[4]	1.32%	1.34%	1.44%	1.30%	1.26%
Net investment loss	-0.95%	-0.79%	-0.91%	-0.71%	-0.56%
Portfolio turnover rate	89%	111%	137%	108%	88%

1.  Net investment loss is based on average shares outstanding during the period.

2.  Effective October 18, 1999, shareholders of the Mentor Growth Portfolio Class A, Class B and Class Y shares became owners of that number of full and fractional shares of Class A, Class C and Class I (formerly Class Y), respectively, of Evergreen Growth Fund.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,
	2002[1]	2001	2000[2]
CLASS B
Net asset value, beginning of period	$11.50	$23.97	$14.88
Income from investment operations
Net investment loss	-0.21	-0.20	-0.35
Net realized and unrealized gains or losses on securities	-1.43	-6.58	10.31
Total from investment operations	-1.64	-6.78	9.96

Distributions to shareholders from
Net realized gains	0	-5.69	-0.87

Net asset value, end of period	$9.86	$11.50	$23.97
Total return[3]	-14.26%	-34.19%	69.62%
Ratios and supplemental data
Net assets, end of period (thousands)	$12,073	$6,252	$6,155
Ratios to average net assets
Expenses[4]	2.08%	2.09%	2.14%[5]
Net investment loss	-1.71%	-1.55%	-1.60%[5]
Portfolio turnover rate	89%	111%	137%

1.  Net investment loss is based on average shares outstanding during the period.

2.  For the period form October 18, 1999 (commencement of class operations), to September 30, 2000.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized
See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,
	2002[1]	2001	2000	1999	1998
CLASS C2
Net asset value, beginning of period	$11.49	$23.94	$15.39	$14.18	$19.53
Income from investment operations
Net investment loss	-0.22	-0.19	-0.35	-0.25	-0.23
Net realized and unrealized gains or losses on securities	-1.43	-6.57	9.77	2.02	-3.93
Total from investment operations	-1.65	-6.76	9.42	1.77	-4.16

Distributions to shareholders from
Net realized gains	0	-5.69	-0.87	-0.56	-1.19

Net asset value, end of period	$9.84	$11.49	$23.94	$15.39	$14.18
Total return[3]	-14.36%	-34.13%	63.79%	13.01%	-22.62%
Ratios and supplemental data
Net assets, end of period (thousands)	$199,078	$263,292	$439,879	$334,484	$383,188
Ratios to average net assets
Expenses[4]	2.07%	2.09%	2.20%	2.05%	2.01%
Net investment loss	-1.70%	-1.54%	-1.67%	-1.45%	-1.30%
Portfolio turnover rate	89%	111%	137%	108%	88%

1.  Net investment loss is based on average shares outstanding during the period.

2.  Effective October 18, 1999, shareholders of the Mentor Growth Portfolio Class A, Class B and Class Y shares became owners of that number of full and fractional shares of Class A, Class C and Class I (formerly Class Y), respectively, of Evergreen Growth Fund. Additionally, the accounting and performance history of Class B shares of Mentor Growth Portfolio was redesignated as that of Class C shares of Evergreen Growth Fund.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,
	2002[1]	2001	2000	1999	1998[2]
CLASS I3,4
Net asset value, beginning of period	$12.50	$25.28	$16.05	$14.63	$18.12
Income from investment operations
Net investment loss	-0.10	-0.15	-0.15	-0.07	-0.02
Net realized and unrealized gains or losses on securities	-1.58	-6.94	10.25	2.05	-3.28
Total from investment operations	-1.68	-7.09	10.10	1.98	-3.30

Distributions to shareholders from
Net realized gains	0	-5.69	-0.87	-0.56	-0.19

Net asset value, end of period	$10.82	$12.50	$25.28	$16.05	$14.63
Total return	-13.44%	-33.49%	65.47%	14.08%	-18.36%
Ratios and supplemental data
Net assets, end of period (thousands)	$139,378	$116,217	$136,704	$35,427	$25,353
Ratios to average net assets
Expenses[5]	1.07%	1.09%	1.18%	1.05%	1.01%[6]
Net investment loss	-0.70%	-0.55%	-0.65%	-0.47%	-0.04%[6]
Portfolio turnover rate	89%	111%	137%	108%	88%

1.  Net investment loss is based on average shares outstanding during the period.

2.  For the period form November 19, 1997 (commencement of class operations), to September 30, 1998.

3.  Effective October 18, 1999, shareholders of the Mentor Growth Portfolio Class A, Class B and Class Y shares became owners of that number of full and fractional shares of Class A, Class C and Class I (formerly Class Y), respectively, of Evergreen Growth Fund.

4.  Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

5.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

6.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

September 30, 2002

	Shares	Value

COMMON STOCKS - 92.7%
CONSUMER DISCRETIONARY - 16.2%
Distributors - 1.0%
SCP Pool Corp. *(p)	146,698	$ 4,020,992
Hotels, Restaurants & Leisure - 4.2%
Applebee’s International, Inc.	128,000	2,805,760
Extended Stay America, Inc. *	247,450	3,142,615
Outback Steakhouse, Inc. *	79,250	2,177,790
Panera Bread Co., Class A *	87,150	2,353,050
Penn National Gaming, Inc. *	165,850	3,131,248
Ruby Tuesday, Inc.	174,950	3,285,561
16,896,024
Household Durables - 1.8%
Ethan Allen Interiors, Inc. (p)	67,300	2,177,828
Furniture Brands International, Inc. *	100,650	2,309,918
Mohawk Industries, Inc. *	52,800	2,621,520
7,109,266
Leisure Equipment & Products - 0.6%
Monaco Coach Corp. *(p)	118,800	2,379,564
Media - 3.4%
Emmis Broadcasting Corp., Class A *	175,400	3,332,600
Radio One, Inc., Class D *(p)	269,200	4,439,108
Salem Communications Corp., Class A *(p)	170,050	3,812,521
Scholastic Corp. *	44,050	1,968,154
13,552,383
Multi-line Retail - 1.2%
Dollar Tree Stores, Inc. *	78,362	1,727,098
MSC Industrial Direct Co., Inc., Class A *	271,800	2,886,516
4,613,614
Specialty Retail - 4.0%
Ann Taylor Stores Corp. *	32,650	751,930
Barnes & Noble, Inc. *(p)	70,950	1,501,302
Cost Plus, Inc. *	130,000	3,490,500
Guitar Center, Inc. *(p)	130,550	2,451,729
Michaels Stores, Inc. *	31,400	1,434,980
Too, Inc. *	150,200	3,496,656
Tweeter Home Entertainment Group, Inc. *(p)	181,500	1,252,350
Williams Sonoma, Inc. *	77,600	1,833,688
16,213,135
CONSUMER STAPLES - 2.6%
Food & Drug Retailing - 2.3%
Duane Reade, Inc. *(p)	77,600	1,241,600
Performance Food Group Co. *(p)	120,900	4,105,764
United Natural Foods, Inc. *(p)	164,100	3,779,223
9,126,587
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

Personal Products - 0.3%
Steiner Leisure, Ltd. *	103,700	$ 1,270,325
ENERGY - 9.0%
Energy Equipment & Services - 4.9%
Core Laboratories *(p)	316,300	2,963,731
Global Industries, Ltd. *	308,550	1,274,312
Gulf Islands Fabrication, Inc. *	118,800	1,397,088
Horizon Offshore, Inc. *(p)	442,078	1,861,590
Oceaneering International, Inc. *	140,300	3,570,635
Patterson UTI Energy, Inc. *	131,850	3,363,493
Pride International, Inc. *(p)	227,600	2,958,800
Unit Corp. *	123,750	2,369,813
19,759,462
Oil & Gas - 4.1%
Comstock Resources, Inc. *	435,600	3,005,640
Evergreen Resources *(p)	65,750	2,694,435
National Oilwell, Inc. *	155,100	3,005,838
Ultra Petroleum Corp. *	511,550	4,271,443
Willbros Group, Inc. *	320,124	3,322,887
16,300,243
FINANCIALS - 11.8%
Banks - 6.0%
Alabama National BanCorp.	113,850	5,155,128
Boston Private Financial Holdings, Inc. (p)	132,150	2,814,795
Doral Financial Corp.	175,725	4,242,001
NetBank, Inc. *	177,000	1,842,570
Prosperity Bancshares, Inc.	140,400	2,391,012
Southwest Bancorp of Texas, Inc. *	107,100	3,899,511
W Holding Company, Inc.	213,400	3,478,420
23,823,437
Diversified Financials - 2.1%
Interactive Data Corp. *	253,500	3,105,375
Investors Financial Services Corp.	193,050	5,225,864
8,331,239
Insurance - 3.7%
Brown & Brown, Inc.	99,000	2,970,000
HCC Insurance Holdings, Inc.	196,400	4,715,564
Markel Corp. *(p)	35,910	7,152,554
14,838,118
HEALTH CARE - 18.1%
Biotechnology - 3.5%
Charles River Laboratories International, Inc. *(p)	84,300	3,308,775
Enzon, Inc. *(p)	61,800	1,189,032
InterMune, Inc. *(p)	100,250	3,290,205
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

Medarex, Inc. *	165,000	$ 552,750
Neurocrine Biosciences, Inc. *(p)	59,800	2,451,800
Protein Design Labs, Inc. *(p)	70,950	588,885
Scios, Inc. *(p)	113,850	2,897,482
14,278,929
Health Care Equipment & Supplies - 4.9%
American Medical Systems Holdings, Inc. *(p)	94,900	1,969,175
Cyberonics, Inc. *(p)	191,200	3,290,552
Endocare, Inc. *(p)	219,500	3,141,045
Integra Lifesciences Corp. *	137,900	2,191,231
Ocular Sciences, Inc. *(p)	94,200	2,200,512
Respironics, Inc. *	145,100	4,644,651
Therasense, Inc. *(p)	165,000	2,303,400
19,740,566
Health Care Providers & Services - 7.7%
Accredo Health, Inc. *	106,675	5,083,704
AdvancePCS *	94,600	2,131,338
Caremark Rx, Inc. *	117,650	2,000,050
Community Health Systems *	90,100	2,399,363
Henry Schein, Inc. *	59,900	3,159,725
LifePoint Hospitals, Inc. *(p)	93,850	2,926,994
Orthodontic Centers of America, Inc. *(p)	97,350	1,041,645
Priority Healthcare Corp., Class B *	159,416	4,017,283
Province Healthcare Co. *(p)	187,975	3,223,771
Rare Hospitality International, Inc. *	125,424	2,937,430
Universal Health Services, Inc., Class B *	34,650	1,772,348
30,693,651
Pharmaceuticals - 2.0%
AtheroGenics, Inc. *	343,200	2,148,432
Inveresk Research Group, Inc. *	75,600	1,428,840
Medicis Pharmaceutical Corp., Class A *	105,600	4,315,872
7,893,144
INDUSTRIALS - 15.2%
Aerospace & Defense - 2.5%
DRS Technologies, Inc. *	77,050	2,867,801
Engineered Support Systems, Inc.	82,525	4,707,226
Esco Technologies, Inc. *	74,250	2,398,275
9,973,302
Air Freight & Couriers - 1.0%
Expeditors International of Washington, Inc.	54,450	1,521,333
UTI Worldwide, Inc. (p)	130,800	2,404,104
3,925,437
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

Airlines - 1.2%
Atlantic Coast Airlines Holdings *	194,250	$ 1,796,813
Frontier Airlines, Inc. *(p)	84,400	411,872
Mesa Air Group, Inc. *	171,300	625,245
Skywest, Inc.	161,200	2,111,720
4,945,650
Commercial Services & Supplies - 5.1%
Global Payments, Inc.	176,600	4,520,960
Management Network Group, Inc. *	875,550	1,234,525
MPS Group, Inc. *	377,850	2,191,530
National Processing, Inc. *(p)	111,700	1,897,783
NetSolve, Inc. *(p)	537,000	3,850,290
Talx Corp. (p)	154,882	2,039,796
Waste Connections, Inc. *(p)	135,800	4,724,482
20,459,366
Electrical Equipment - 1.0%
C&D Technologies, Inc. (p)	127,050	1,862,553
Power-One, Inc. *	730,900	2,178,082
4,040,635
Machinery - 1.8%
CLARCOR, Inc.	48,500	1,488,950
Maverick Tube Corp. *	216,150	1,917,250
Oshkosh Truck Corp.	65,300	3,682,920
7,089,120
Road & Rail - 2.6%
Covenant Transport, Inc., Class A *	179,800	3,146,500
Heartland Express, Inc. *	156,362	2,930,224
Knight Transportation, Inc. *	125,050	1,938,275
P.A.M. Transportation Services, Inc. *	126,746	2,418,314
10,433,313
INFORMATION TECHNOLOGY - 18.5%
Communications Equipment - 1.3%
Advanced Fibre Communications, Inc. *	218,800	2,903,476
Extreme Networks, Inc. *(p)	189,100	796,111
Foundry Networks, Inc. *(p)	307,800	1,686,744
5,386,331
Computers & Peripherals - 0.4%
QLogic Corp. *(p)	57,200	1,489,488
Electronic Equipment & Instruments - 4.6%
Benchmark Electronics, Inc. *(p)	129,550	2,727,027
Oak Technology, Inc. *(p)	452,650	1,439,427
Parlex Corp. *(p)	446,900	5,273,420
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

Power Integrations, Inc. *(p)	247,600	$ 3,018,244
Sandisk Corp. *(p)	395,700	5,187,627
Sipex Corp. *(p)	497,700	846,090
18,491,835
Internet Software & Services - 1.6%
Agile Software Corp. *	584,000	3,743,440
Internet Security Systems, Inc. *(p)	41,000	505,120
Matrixone, Inc. *	457,050	1,983,597
6,232,157
IT Consulting & Services - 3.1%
Alliance Data Systems Corp. *	217,000	3,287,550
Anteon International Corp. *(p)	168,500	4,579,830
CACI International, Inc., Class A *	86,550	3,068,198
Mantech International Corp., Class A *	67,400	1,581,271
12,516,849
Semiconductor Equipment & Products - 4.0%
Asyst Technologies, Inc. *	233,700	1,411,548
ATMI, Inc. *(p)	89,300	1,259,130
Cabot Microelectronics Corp. *(p)	30,750	1,145,130
Exar Corp. *	479,700	5,540,535
Integrated Circuit System, Inc. *	173,850	2,729,445
LTX Corp. *(p)	139,700	637,032
Micrel, Inc. *(p)	360,900	2,223,144
Semtech Corp. *	60,600	587,820
Therma-Wave, Inc. *	650,100	513,579
16,047,363
Software - 3.5%
Fair, Issac & Co., Inc. (p)	115,300	3,770,310
Moldflow Corp. *	442,800	2,169,720
NetIQ Corp. *(p)	109,000	1,580,500
Precise Software Solutions, Ltd. *(p)	108,800	996,608
Renaissance Learning, Inc. *(p)	108,900	1,547,469
THQ, Inc. *(p)	102,450	2,130,960
Vastera, Inc. *(p)	478,800	1,029,420
Verisity, Ltd. *	66,100	789,234
14,014,221
MATERIALS - 0.9%
Chemicals - 0.4%
Georgia Gulf Corp.	66,100	1,511,707
Construction Materials - 0.5%
Carlisle Companies, Inc.	56,600	2,076,088
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

TELECOMMUNICATION SERVICES - 0.4%
Diversified Telecommunication Services - 0.4%
CT Communications, Inc.	115,500	$ 1,674,750
Total Common Stocks		371,148,291
SHORT-TERM INVESTMENTS - 27.2%
MUTUAL FUND SHARES - 27.2%
Evergreen Institutional Money Market Fund (o)	30,920,236	30,920,236
Navigator Prime Portfolio (pp)	78,020,883	78,020,883
Total Short-Term Investments		108,941,119
Total Investments - (cost $525,442,798) - 119.9%		480,089,410
Other Assets and Liabilities - (19.9%)		(79,768,061)
Net Assets - 100.0%		$ 400,321,349

*	Non-income producing security
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received for securities on loan.
(o)	The advisor of the fund and the advisor of the money market fund are each a subsidiary of Wachovia Corporation.
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

September 30, 2002

Assets
Identified cost of securities	$ 525,442,798
Net unrealized losses on securities	(45,353,388)
Market value of securities	480,089,410
Receivable for securities sold	6,687,016
Receivable for Fund shares sold	843,602
Dividends and interest receivable	174,315
Prepaid expenses and other assets	21,492

Total assets	487,815,835

Liabilities
Payable for securities purchased	9,063,792
Payable for Fund shares redeemed	348,489
Payable for securities on loan	78,020,883
Advisory fee payable	7,666
Distribution Plan expenses payable	6,130
Due to other related parties	1,095
Accrued expenses and other liabilities	46,431

Total liabilities	87,494,486

Net assets	$ 400,321,349

Net assets represented by
Paid-in capital	$ 533,240,121
Undistributed net investment loss	(1,544)
Accumulated net realized losses on securities	(87,563,840)
Net unrealized losses on securities	(45,353,388)

Total net assets	$ 400,321,349

Net assets consists of
Class A	$ 49,792,850
Class B	12,072,872
Class C	199,077,754
Class I	139,377,873

Total net assets	$ 400,321,349

Shares outstanding
Class A	4,669,465
Class B	1,224,807
Class C	20,231,956
Class I	12,885,678

Net asset value per share
Class A	$ 10.66
Class A -- Offering price (based on sales charge of 5.75%)	$ 11.31
Class B	$ 9.86
Class C	$ 9.84
Class I	$ 10.82

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Year Ended September 30, 2002

Investment income
Dividends (net of foreign withholding taxes of $7,103)	$ 824,708
Securities lending income	325,632
Interest	704,259

Total investment income	1,854,599

Expenses
Advisory fee	3,493,525
Distribution Plan expenses
Class A	171,425
Class B	106,869
Class C	2,778,089
Administrative services fees	565,192
Transfer agent fee	1,004,155
Trustees’ fees and expenses	7,072
Printing and postage expenses	60,313
Custodian fee	115,616
Registration and filing fees	65,648
Professional fees	18,868
Other	9,759
Total expenses	8,396,531
Less: Expense reductions	(5,002)

Net expenses	8,391,529

Net investment loss	(6,536,930)

Net realized and unrealized losses on securities
Net realized losses on securities	(39,316,236)
Net change in unrealized gains or losses on securities	(17,347,449)

Net realized and unrealized losses on securities	(56,663,685)

Net decrease in net assets resulting from operations	$ (63,200,615)

See Notes to Financial Statements

STATEMENT OF CHANGES IN NET ASSETS

	Year Ended September 30,
	2002		2001

Operations
Net investment loss		$ (6,536,930)		$ (6,957,771)
Net realized losses on securities		(39,316,236)		(28,994,514)
Net change in unrealized gains or losses on securities		(17,347,449)		(202,791,008)

Net decrease in net assets resulting from operations		(63,200,615)		(238,743,293)

Distributions to shareholders from
Net realized gains
Class A		0		(25,666,355)
Class B		0		(1,826,364)
Class C		0		(103,349,540)
Class I *		0		(33,103,409)

Total distributions to shareholders		0		(163,945,668)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	1,738,607	24,497,258	1,470,682	22,945,209
Class B	913,482	11,881,379	483,901	7,667,135
Class C	1,452,857	18,965,018	1,644,852	25,315,245
Class I *	9,809,287	133,121,361	5,609,691	91,056,838

		188,465,016		146,984,427

Net asset value of shares issued in reinvestment of distributions
Class A	0	0	1,538,164	25,102,844
Class B	0	0	118,568	1,814,091
Class C	0	0	6,478,924	98,933,166
Class I *	0	0	2,007,712	33,087,099

		0		158,937,200

Automatic conversion of Class B shares to Class A shares
Class A	28,855	406,199	2,173	40,882
Class B	(31,118)	(406,199)	(2,306)	(40,882)

		0		0

Payment for shares redeemed
Class A	(2,350,535)	(32,334,008)	(2,308,008)	(35,880,908)
Class B	(201,139)	(2,508,122)	(313,388)	(4,731,585)
Class C	(4,145,533)	(52,382,133)	(3,572,131)	(52,482,533)
Class I *	(6,222,659)	(88,364,869)	(3,725,440)	(56,478,175)

		(175,589,132)		(149,573,201)

Net increase in net assets resulting from capital share transactions		12,875,884		156,348,426

Total decrease in net assets		(50,324,731)		(246,340,535)
Net assets
Beginning of period		450,646,080		696,986,615

End of period		$ 400,321,349		$ 450,646,080

Undistributed net investment loss		$ (1,544)		$ (1,098)

* Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).
See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Evergreen Growth Fund (the “Fund”) is a diversified series of Evergreen Equity Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Class A, Class B, Class C and Institutional (“Class I”) shares. Class A shares are sold with a front-end sales charge. Class B and Class C shares are sold without a front-end sales charge, but pay a higher ongoing distribution fee than Class A, and are sold subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class I shares are sold without a front-end sales charge or contingent deferred sales charge.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Foreign securities traded on an established exchange are usually valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

c. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is

NOTES TO FINANCIAL STATEMENTS continued

recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

d. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

e. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

Reclassifications have been made to the Fund’s components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations. The primary permanent differences causing such reclassifications are due to net operating losses.

f. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid an annual fee of 0.70% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the year ended September 30, 2002, the Fund paid brokerage commissions of $35,223 to Wachovia Securities, Inc.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

NOTES TO FINANCIAL STATEMENTS continued

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class A and 1.00% of the average daily net assets for Class B and Class C shares.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $415,631,180 and $411,060,552, respectively, for the year ended September 30, 2002.

The Fund loaned securities during the year ended September 30, 2002 to certain brokers. At September 30, 2002, the value of securities on loan and the value of collateral (including accrued interest) amounted to $74,362,073 and $78,020,883, respectively.

On September 30, 2002, the aggregate cost of securities for federal income tax purposes was $535,400,768. The gross unrealized appreciation and depreciation on securities based on tax cost was $44,140,351 and $99,451,709, respectively, with a net unrealized depreciation of $55,311,358.

As of September 30, 2002, the Fund had $41,283,836 in capital loss carryovers for federal income tax purposes expiring in 2010.

For income tax purposes, capital losses incurred after October 31 within the Fund’s fiscal year are deemed to arise on the first business day of the following fiscal year. The Fund has incurred and will elect to defer post-October losses of $ 36,322,034.

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the year ended September 30, 2002, the Fund did not participate in the interfund lending program.

7. DISTRIBUTIONS TO SHAREHOLDERS

As of September 30, 2002, the components of distributable earnings on a tax basis were as follows:

Overdistributed Ordinary Income	Unrealized Depreciation	Capital Loss Carryforward and Post-October Loss

$1,544	$55,311,358	$77,605,870

The differences between the components of distributable earnings on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales.

8. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrange

NOTES TO FINANCIAL STATEMENTS continued

ments of $5,002, which represents 0.00% of its average net assets.

9. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

10. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the year ended September 30, 2002, the Fund had no borrowings under this agreement.

11. CHANGE IN ACCOUNTING PRINCIPLE

As required, effective October 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies, which amends certain accounting practices and disclosures, including amortization of premiums and accretion of discounts. Accordingly, the Fund began amortizing premium and accreting discount on all fixed-income securities. Prior to October 1, 2001, the Fund did not hold any fixed-income securities. As a result, adoption of this accounting principle has no impact to this Fund’s financial statements.

INDEPENDENT AUDITORS’ REPORT

Board of Trustees and Shareholders
Evergreen Equity Trust

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Evergreen Growth Fund, a portfolio of Evergreen Equity Trust, as of September 30, 2002, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2002 by correspondence with the custodian. As to securities purchased or sold but not yet received or delivered, we performed other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen Growth Fund as of September 30, 2002, and the results of its operations, changes in its net assets, and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
November 1, 2002

OFFICERS
William M. Ennis† President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel†† Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce†† Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt††† Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft††† Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

† The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

†† The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

††† The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

BOARD OF TRUSTEES*
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988	Principal occupations: Sales Manager, SMI-STEEL - South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust. Other directorships: None

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

BOARD OF TRUSTEES* continued

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust. Other directorships: None

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Richard K. Wagoner, CFA** Trustee DOB: 12/12/1937 Term of office since: 1999	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

* Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

** Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

Additional information about the fund’s Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $213 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of September 30, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

563827 11/2002

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034